NEWS RELEASE
CKE RESTAURANTS, INC. ANNOUNCES PARTIAL REDEMPTION OF 11.375% SENIOR SECURED SECOND LIEN NOTES DUE 2018

CARPINTERIA, CA, June 14, 2011. CKE Restaurants, Inc. (the “Issuer”) today announced that it has instructed Wells Fargo Bank, National Association, as Trustee and Paying Agent, (the “Trustee”) under the indenture governing the Issuer’s 11.375% Senior Secured Second Lien Notes due 2018 (the “Notes”), to notify the holders of the Notes that the Issuer will redeem $40 million aggregate principal amount of the Notes outstanding on July 15, 2011 (the “Redemption Date”). The Notes will be redeemed at a price equal to 103.000% of the principal amount of the Notes. Upon completion of the redemption on the Redemption Date, $560 million aggregate principal amount of the Notes will remain outstanding. Payment of the redemption price will be made by the Trustee on the Redemption Date upon presentation and surrender of the Notes as set forth in the redemption notice.

Forward-looking Statements
This press release includes statements relating to the Company’s future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. These statements constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control, and which may cause results to differ materially from expectations.

You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise, except as required by law.

CKE Restaurants, Inc.
As of the end of its fourth quarter of fiscal 2011, CKE, through its subsidiaries, had a total of 3,159 franchised, licensed or company-operated restaurants in 42 states and in 18 countries, including 1,249 Carl’s Jr. Restaurants and 1,899 Hardee’s restaurants. For more information about CKE, please visit http://www.ckr.com.

SOURCE: CKE Restaurants, Inc.

Contact Information
Beth Mansfield, Public Relations
Phone: (805) 745-7741, E-mail, bmansfield@ckr.com